SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                      ROYCE MICRO-CAP TRUST, INC.
           (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A..
[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date filed:

                      Preliminary Proxy Material

                      ROYCE MICRO-CAP TRUST, INC.
                      1414 Avenue of the Americas
                       New York, New York 10019
                            1-800-221-4268

November    , 1996

Dear Stockholder:

    Enclosed is a Proxy Statement describing the new Investment Advisory Agreement between the Fund and Quest Advisory Corp. to be voted on at the Special Meeting of Stockholders.

    The new Investment Advisory Agreement only changes the benchmark index, against which the Fund's performance is measured, from the Nasdaq Composite Index, which is heavily weighted to its many large capitalization stocks, to the Russell 2000 Index, which we believe is more appropriate for determining the Fund's relative performance. The new Agreement maintains the 1% basic advisory fee, the +-0.5% performance adjustment feature and the trailing 36 month performance period, which will be re-started on January 1, 1997.

    At its inception in December 1993, the Fund chose the Nasdaq Composite Index for performance benchmarking because, at that time, (i) the Fund's focus was on over-the-counter micro-cap stocks traded on Nasdaq, (ii) the Fund's name, Royce OTC Micro Cap Fund, emphasized the Fund's focus on over-the-counter stocks and (iii) the Nasdaq Composite was a much more widely recognized index than the Russell 2000. Since 1993, the Fund's focus has broadened to include exchange-listed micro-cap stocks, the Fund has changed its name to reflect this new focus and the Russell 2000 has become a more widely recognized index. The Russell 2000 (weighted average market cap of $540 million) is also much more representative of the Fund's micro-cap area of investing (weighted average market cap of $155 million) than the Nasdaq Composite (weighted average market cap of $9.4 billion).

    In order to prevent any immediate benefit to Quest from the change, the fee paid over the first 18 months of the new Agreement will be the lower of the fee determined based on the new terms or the fee which would have been paid under the current Agreement.

    Your vote is very important! If the Fund does not receive a sufficient number of votes prior to the meeting date, it will have additional expenses for proxy solicitation and the meeting may have to be postponed. Please complete, sign and mail your proxy card as soon as possible. If you have any question regarding the proxy material, please call Investor Information at 1-800-221-4268.

    The Fund may retain an outside firm that specializes in proxy solicitation to assist it with any necessary follow-up. If the Fund has not received your vote as the meeting date approaches, you may receive a telephone call from Shareholder Communications Corporation to ask for your vote. We hope that their telephone call does not inconvenience you.

Sincerely,



CHARLES M. ROYCE
President

               NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      ROYCE MICRO-CAP TRUST, INC.

To the Stockholders of
ROYCE MICRO-CAP TRUST, INC.

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ROYCE MICRO-CAP TRUST, INC. (the "Fund") will be held at the offices of the Fund, 1414 Avenue of the Americas, New York, New York, on December 3, 1996 at 11:00 a.m. (Eastern Time) for the following purposes:

      1. To approve a new Investment Advisory Agreement between the Fund and Quest Advisory Corp.
      2. To transact such other business as may come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 5, 1996 as the record date for the determination of those stockholders entitled to vote at the meeting, and only holders of record at the close of business on that day will be entitled to vote.

The Fund's Annual Report to Stockholders for the year ended December 31, 1995 and Semi-Annual Report to Stockholders for the six months ended June 30, 1996 were previously mailed to stockholders, and copies of them are available upon request, without charge, by writing to the Fund at 1414 Avenue of the Americas, New York, New York 10019 or calling toll free at 1-800-221-4268.

                               IMPORTANT

To save the Fund the expense of additional proxy solicitation, please insert your instructions on the enclosed Proxy, date and sign it and return it in the enclosed envelope (which requires no postage if mailed in the United States), even if you expect to be present at the meeting. The enclosed Proxy is solicited on behalf of the Board of Directors, is revocable and will not affect your right to vote in person in the event that you attend the meeting.





                                  By order of the Board of Directors,


                                  JOHN E. DENNEEN
                                  Secretary

November   , 1996

                    SPECIAL MEETING OF STOCKHOLDERS
                                  OF
                      ROYCE MICRO-CAP TRUST, INC.
                      1414 Avenue of the Americas
                       New York, New York 10019

                           December 3, 1996



                            PROXY STATEMENT


    Accompanying this Proxy Statement is a Notice of Special Meeting of Stockholders and a form of Proxy for the meeting, solicited on behalf of the directors of Royce Micro-Cap Trust, Inc. (the "Fund").

    The Proxy may be revoked at any time before it is exercised by written instructions to the Fund or by filing a new Proxy with a later date, and any stockholder attending the meeting may vote in person, whether or not he or she has previously filed a Proxy. The shares represented by all properly executed Proxies received in time for the meeting will be voted. Where a stockholder has specified a choice on the Proxy with respect to Proposal 1 in the Notice of Special Meeting, his or her shares will be voted accordingly. If no direction is given, the stockholder's shares will be voted in favor of the Proposal. The cost of soliciting proxies will be borne by the Fund, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Fund's shares. Some officers and employees of the Fund and/or Quest Advisory Corp. ("Quest"), the Fund's investment adviser, may solicit Proxies personally and by telephone, if deemed desirable. In addition, the Fund may, if necessary, engage Shareholder Communications Corporation to solicit Proxies on its behalf at an estimated cost to the Fund of $5,000 plus out-of-pocket expenses.

    On November 5, 1996, the record date for the meeting, there were 11,258,010 shares of Common Stock of the Fund outstanding. The stockholders entitled to vote are those of record on that date. Each share is entitled to one vote on each item of business at the meeting. Stockholders vote at the Special Meeting by casting ballots (in person or by proxy), which are tabulated by one or two persons appointed by the Board of Directors before the meeting, who serve as Inspectors and Judges of Election at the meeting and who have executed an Inspectors and Judges Oath. Neither abstentions nor broker non-votes are counted in the tabulation of such votes.

    The following persons were known to the Fund to be beneficial owners or owners of record of 5% or more of its outstanding shares of Common Stock as of the record date:

       Name and Address              Amount and Nature          Percentage
           of Owner                     of Ownership             of Class
Charles M. Royce                         shares-Beneficial
 1414 Avenue of the Americas    (sole voting and investment           %
 New York, NY 10019             power)

Depository Trust Company
 Cede & Co.
P.O. Box 20,                             shares-Record                 %
Bowling Green Station
New York, NY 10274


     1. APPROVAL OF NEW INVESTMENT ADVISORY AGREEMENT (Proposal 1)

    At the meeting, it is proposed to replace the present Investment Advisory Agreement between the Fund and Quest with a new Investment Advisory Agreement. The only material difference between the present and the proposed Investment Advisory Agreements is in the securities index against which the Fund's investment performance is measured. The present Agreement uses the Nasdaq Composite Index (the "Nasdaq Composite"); the proposed Agreement uses the Russell 2000 Index (the "Russell 2000").

    In deciding to recommend to stockholders that they approve the proposed Investment Advisory Agreement with Quest, the Fund's Board of Directors considered (i) the investment performance of the Fund over various periods, both absolutely and in relation to the records of the Nasdaq Composite and the Russell 2000 and relative to that of other open and closed-end funds with similar investment objectives; (ii) Quest's approach to managing the Fund's assets; and (iii) the costs and expenses of the Fund, both absolutely and relative to these other funds. When addressing the changes made by the proposed Agreement, the directors considered other factors, including (iv) the differences between the Nasdaq Composite and the Russell 2000 and the relative appropriateness of each index for the Fund; and (v) the impact on the Fund of changing from the present to the proposed fee arrangement.

    The directors concluded, among other things, (i) that because of the Fund's concentration in micro-cap stocks, the Russell 2000, which is comprised of small capitalization stocks, was a more appropriate index for the Fund than the Nasdaq Composite, which is heavily weighted to large capitalization stocks, and (ii) that the proposed Investment Advisory Agreement would not result in excessive compensation to Quest or be unfair to the Fund.

Present Investment Advisory Agreement

    The present Investment Advisory Agreement between the Fund and Quest is dated, and has been in effect since the Fund commenced operations on, December 14, 1993, and was approved by vote of the Fund's then sole stockholder prior to that date. Continuance of the present Investment Advisory Agreement was approved by the Fund's Board of Directors on April 18, 1996, and it will remain in effect until April 30, 1997, unless it is terminated sooner or is replaced by the proposed Agreement.

    Under the present Agreement, Quest determines the composition of the Fund's portfolio, the nature and timing of the changes in it and the manner of implementing the changes; provides the Fund with investment advisory, research and related services for the investment of its assets; furnishes, without expense to the Fund, the services of those of its executive officers and full-time employees who may be duly elected directors or executive officers of the Fund and pays their compensation and expenses; and pays all expenses incurred in performing its investment advisory duties under the Agreement.

    The Fund pays all of its own administrative and other expenses (except those set forth above), and Quest does not incur substantial fixed expenses. There are no applicable state limitations on the Fund's operating expenses.

Present Advisory Fee

    As compensation for its services under the present Investment Advisory Agreement, Quest receives a fee comprised of a basic fee (the "Basic Fee") and an adjustment to the Basic Fee based on the investment performance of the Fund in relation to the investment record of the Nasdaq Composite for certain prescribed performance periods, as described below.

    The Basic Fee is a monthly fee equal to 1/12 of 1% (1% on an annualized basis) of the average of the net assets of the Fund at the end of each month included in the applicable performance period. The performance period is a rolling period of up to 36 months, ending with the most recent month. The Basic Fee for each month in the performance period is subject to increase or decrease, depending on the extent, if any, by which the investment performance of the Fund exceeds by more than two percentage points, or is exceeded by more than two percentage points by, the percentage change in the investment record of the Nasdaq Composite for the performance period. For each percentage point in excess of two that the investment performance of the Fund exceeds the percentage change in the investment record of the Nasdaq Composite, the Basic Fee is increased at the rate of 1/12 of .05%. For each percentage point in excess of two that the percentage change in the investment record of the Nasdaq Composite exceeds the investment performance of the Fund, the Basic Fee is decreased at the rate of 1/12 of .05%. The maximum increase or decrease in the Basic Fee for any month may not exceed 1/12 of .5%. Accordingly, for each month, the maximum monthly fee rate as adjusted for performance is 1/12 of 1.5% and is payable if the investment performance of the Fund exceeds the percentage change in the investment record of the Nasdaq Composite by 12 or more percentage points for the performance period, and the minimum monthly fee rate as adjusted for performance is 1/12 of .5% and is payable if the percentage change in the investment record of the Nasdaq Composite exceeds the investment performance of the Fund by 12 or more percentage points for the performance period.

    In calculating the investment performance of the Fund and the percentage change in the investment record of the Nasdaq Composite, all dividends and other distributions during the performance period are treated as having been reinvested.

    For the year ended December 31, 1995, the 1% Basic Fee of $794,814 was subject to a downward adjustment of approximately 10% ($78,903) based on the sum of the months' separate performance calculations, with Quest earning a fee of $715,911 or .78% of the Fund's average net assets for the year (before giving effect to a voluntary fee waiver of $2,878). (The fee rate is applied to the Fund's average net assets of $83,792,627 for the rolling 24 month performance period ended December 31, 1995.)

    To the extent that Quest receives a fee in excess of .75% per annum of the Fund's average net assets, its compensation may be higher than that paid by many other mutual funds with a similar investment objective.

Proposed Investment Advisory Agreement

    It is proposed to replace the present Investment Advisory Agreement with the new one in order to change the securities index against which the Fund's investment performance is measured. Except for this change, the method for determining the compensation payable by the Fund to Quest will remain as is.

New Advisory Fee

    As compensation for its services under the proposed Investment Advisory Agreement, Quest would receive a fee comprised of a basic fee (the "Basic Fee") and an adjustment to the Basic Fee based on the investment performance of the Fund in relation to the investment record of the Russell 2000 for certain prescribed performance periods, as described below.

    Beginning with the month of January 1997 and for each succeeding month, the Basic Fee would, as in the present Agreement, continue to be a monthly fee equal to 1/12 of 1% (1% on an annualized basis) of the average of the net assets of the Fund at the end of each month included in a period consisting of the rolling 36 months ending with such month. The performance adjustment for each such month would be computed on the basis of a performance period commencing on January 1, 1997 to the end of such month, until the proposed Investment Advisory Agreement had been in effect for 36 months, when the performance period would become a rolling 36 month period ending with such month.

    The Basic Fee for each such month would be increased or decreased at the rate of 1/12 of .05% per percentage point, depending on the extent, if any, by which the investment performance of the Fund exceeds by more than two percentage points, or is exceeded by more than two percentage points by, the percentage change in the investment record of the Russell 2000 for the performance period. The maximum increase or decrease in the Basic Fee for any month could not exceed 1/12 of .5%. Accordingly, for each month, commencing with the month of January 1997, the maximum monthly fee rate as adjusted for performance would be 1/12 of 1.5% and would be payable if the investment performance of the Fund exceeded the percentage change in the investment record of the Russell 2000 by 12 or more percentage points for the performance period, and the minimum monthly fee rate as adjusted for performance would be 1/12 of .5% and would be payable if the percentage change in the investment record of the Russell 2000 exceeded the investment performance of the Fund by 12 or more percentage points for the performance period.

    In order to avoid the impact of short-term differences between the investment performance of the Fund and the record of the Russell 2000, Quest will not collect any accrued portion of the Basic Fee in excess of .5% until January 1998.

    Because the Basic Fee is and would remain a function of the Fund's net assets and not of its total assets, Quest does not now and would not receive any fee in respect of those assets of the Fund equal to the aggregate unpaid principal amount of any indebtedness hereafter incurred by the Fund. However, because preferred stock is a form of equity, Quest would receive a fee in respect of any assets of the Fund equal to the liquidation preference of and any potential redemption premium for any preferred stock that may hereafter be issued and sold by the Fund, and the proposed Investment Advisory Agreement, unlike the present one, specifically addresses this issue.

    If the proposed Investment Advisory Agreement had been in effect for the rolling 24 month performance period ended December 31, 1995, the 1% Basic Fee of $794,814 would have been subject to an upward adjustment of $173,418, and Quest would have earned a fee of $968,232 for the year ended December 31, 1995, thereby increasing its compensation for the year by $252,321 or 35% (before giving effect to Quest's voluntary fee waiver).

    In order to avoid unfairness to the Fund, the proposed Investment Advisory Agreement provides that, for the 18 month period from January 1, 1997 to June 30, 1998, the monthly fee payable to Quest will be the lower of the fee calculated under such agreement or the fee that would have been payable to Quest for the month involved under the present Investment Advisory Agreement.

    Quest is also the investment adviser of other registered investment companies. These funds or series have assets ranging from approximately $650,000 to $506,128,000 (as of September 30, 1996) and compensate Quest at rates of up to 1.5% of their respective average net assets. Quest has generally voluntarily reduced its compensation under its contracts with these funds or series to the extent necessary to maintain expenses, other than interest expense, at or below 1.99% of average net assets.

    Appendix 1 to this Proxy Statement contains cumulative total return data for the Fund (at net asset values), the Nasdaq Composite and the Russell 2000 for the year ended December 31, 1994, the two years ended

December 31, 1995 and the two years and nine months ended September 30, 1996.

    Appendix 2 to this Proxy Statement contains certain information about Quest's officers, directors and shareholders.

    The proposed Investment Advisory Agreement between the Fund and Quest would become effective on January 1, 1997, following its approval by the Fund's stockholders. The text of the proposed Investment Advisory Agreement is set forth in Exhibit A to this Proxy Statement.

Vote Required

    The proposed Investment Advisory Agreement between the Fund and Quest requires the approval of the lesser of (i) 67% of the shares of the Fund's Common Stock present or represented at the meeting (assuming that more than 50% of such shares are present or represented) or (ii) more than 50% of the outstanding shares of the Fund's Common Stock.

The Board of Directors recommends a vote FOR Proposal 1.

                           2. OTHER BUSINESS

    Management knows of no business to be brought before the meeting other than Proposal 1 in the Notice of Special Meeting. If other matters do come before the meeting, it is intended that the shares represented by Proxies will be voted in accordance with the judgment of the person or persons exercising at the meeting the authority conferred by the Proxies.

                        ADDITIONAL INFORMATION

    Quest Advisory Corp., the Fund's investment adviser, is located at 1414 Avenue of the Americas, New York, New York 10019.

    Mitchell Hutchins Asset Management Inc., the Fund's administrator, is located at 1285 Avenue of the Americas, New York, New York 10019.


                         STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Fund's 1997 Annual Meeting of Stockholders must be received by the Fund by January 31, 1997, for inclusion in the Fund's Proxy Statement and form of Proxy relating to that meeting.

         PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE
                      ACCOMPANYING POSTAGE-PAID ENVELOPE

                                                                 Appendix 1


                Period                        Cumulative Total Return

                                                    Nasdaq
                                          Fund     Composite  Russell 2000
January 1, 1994 to December 31, 1994      6.0%       3.2%         1.8%
January 1, 1994 to December 31, 1995      30.3%      35.4%        26.1%
January 1, 1994 to September 30, 1996     40.4%      57.9%        39.6%

    The Fund's total returns are presented on a net asset value basis and assume a continuous stockholder who fully exercised all rights issued. Fund, Nasdaq Composite and Russell 2000 total returns are computed with all dividends and other distributions reinvested.

                                                                 Appendix 2

                           Positions with     Principal Occupations and
                           the                Other Affiliations During the
Name and Address           Fund               Last Five Years
Charles M. Royce (57)      Director,          President, Secretary,
1414 Avenue of the         President and      Treasurer and sole director
Americas                   Treasurer          and sole voting shareholder
New York, NY 10019                            of Quest; Trustee, President
                                              and Treasurer of The Royce
                                              Fund ("TRF"), an open-end
                                              diversified management
                                              investment company of which
                                              Quest is the principal
                                              investment adviser, and its
                                              predecessors; Director,
                                              President and Treasurer of
                                              the Fund since September 1993
                                              and of Royce Value Trust,
                                              Inc. ("RVT"), a closed-end
                                              diversified management
                                              investment company of which
                                              Quest is the investment
                                              adviser (the Fund, TRF and
                                              RVT collectively, "The Royce
                                              Funds"); Secretary and sole
                                              director and sole shareholder
                                              of Quest Distributors, Inc.
                                              ("QDI"), the distributor of
                                              TRF's shares; and managing
                                              general partner of Quest
                                              Management Company ("QMC"), a
                                              registered investment
                                              adviser, and its predecessor.

Thomas R. Ebright (52)     Director           Vice President of Quest;
50 Portland Pier                              Trustee of TRF and one of its
Portland, ME 04101                            predecessors; Director of the
                                              Fund since September 1993 and
                                              of RVT; Vice President since
                                              November 1995 (President
                                              until October 1995) of QDI;
                                              general partner of QMC and
                                              its predecessor until June

                                              Principal Occupations and
                           Positions with     Other Affiliations During the
Name and Address           the Fund           Last Five Years
                                              1994; President, Treasurer, a
                                              director and principal
                                              shareholder of Royce, Ebright
                                              & Associates, Inc.,
                                              investment adviser to a
                                              series of TRF, since June
                                              1994; director of Atlantic
                                              Pro Sports, Inc. and of the
                                              Strasburg Rail Road Co. since
                                              March 1993; and President and
                                              principal owner of Baltimore
                                              Professional Hockey, Inc.
                                              until May 1993.

Jack. E. Fockler, Jr. (37) Vice President     Vice President of Quest
1414 Avenue of the                            (since August 1993) and
Americas                                      senior associate of Quest,
New York, NY 10019                            having been employed by Quest
                                              since October 1989; Vice
                                              President of The Royce Funds
                                              since April 1995; and general
                                              partner of QMC since July
                                              1993.

W. Whitney George (38)     Vice President     Vice President of Quest
1414 Avenue of the                            (since August 1993) and
Americas                                      senior analyst of Quest,
New York, NY 10019                            having been employed by Quest
                                              since October 1991; Vice
                                              President of The Royce Funds
                                              since April 1995; and general
                                              partner of QMC and its
                                              predecessor since January
                                              1992.

Daniel A. O'Byrne (34)     Vice President     Vice President of Quest since
1414 Avenue of the                            May 1994, having been
Americas                                      employed by Quest since
New York, NY 10019                            October 1986; and Vice
                                              President of The Royce Funds
                                              since July 1994.

L:\common\jcarucci\advisory.agr

                                                       EXHIBIT A


                  INVESTMENT ADVISORY AGREEMENT
                            BETWEEN
                  ROYCE MICRO-CAP TRUST, INC.
                              AND
                      QUEST ADVISORY CORP.


     Agreement dated as of December 31, 1996, by and between

ROYCE MICRO-CAP TRUST, INC., a Maryland corporation (the "Fund"),

and QUEST ADVISORY CORP., a New York corporation (the "Adviser").



     The Fund and the Adviser hereby agree as follows:



     1.        Duties of the Adviser.  The Adviser shall, during the

term and subject to the provisions of this Agreement, (a)

determine the composition of the portfolio of the Fund, the

nature and timing of the changes therein and the manner of

implementing such changes and (b) provide the Fund with such investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its assets.  The Adviser shall perform such duties in accordance with the applicable provisions of the Fund's Articles of

Incorporation, By-laws and stated investment objective(s),

policies and restrictions and any directions it may receive from the Fund's Board of Directors.



     2.        Expenses Payable by the Fund.   Except as

otherwise provided in Paragraphs 1 and 3 hereof, the Fund shall be responsible for determining the net asset value of its shares and for all of its other operations and shall pay all

administrative and other costs and expenses attributable to its operations and transactions, including, without limitation,

registrar, transfer agent and custodian fees; legal,

administrative and clerical
services; rent for its office space

and facilities; auditing; preparation, printing and distribution of its proxy statements, stockholders' reports and notices;

supplies and postage; Federal and state registration fees; NASD listing fees and expenses; Federal, state and local taxes; non-

affiliated directors' fees; interest on its borrowings; brokerage commissions; and the cost of issue, sale and repurchase of its shares.



     3.        Expenses Payable by the Adviser.  The Adviser

shall furnish, without expense to the Fund, the services of those of its executive officers and full-time employees who may be duly elected executive officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law, and shall pay all the compensation and expenses of such persons.  For purposes of this Agreement, only a president, a treasurer or a vice president in charge of a principal business function shall be deemed to be an executive officer.  The Adviser shall also pay all expenses which it may incur in performing its duties under Paragraph 1 hereof and shall reimburse the Fund for any space leased by the Fund and occupied by the Adviser.



4.        Compensation of the Adviser.
          (a)       The Fund agrees to pay to the Adviser, and the Adviser

agrees to accept, as compensation for the services provided by the Adviser hereunder, a fee comprised of a basic fee (the "Basic

Fee") and an adjustment to the Basic Fee based on the investment performance of the Fund in relation to the investment record of the Russell 2000 Index (as the same may be constituted from time to time, the "Index").  Such fee shall be calculated and payable as follows:

               (1)  Beginning with the month of January 1997 and

for each succeeding month, the Basic Fee shall be a monthly fee equal to 1/12 of 1% (1% on an annualized basis) of the average of the net assets of the Fund at the end of each month included in a period consisting of the rolling thirty-six (36) months ending with such month.  (The net assets of the Fund shall be computed by subtracting the amount of any indebtedness and other

liabilities of the Fund from the value of the total assets of the

Fund, and the liquidation preference of and any potential

redemption premium for any preferred stock of the Fund that may hereafter be issued and outstanding shall not be treated as an indebtedness or other liability of the Fund for this purpose.)

               The performance adjustment for each such month

shall be computed on the basis of a performance period commencing on January 1, 1997 to the end of such month, until this Agreement has been in effect for thirty-six (36) months, when the

performance period shall become a rolling thirty-six (36) month period ending with such month.  The Basic Fee for each such month shall be increased at the rate of 1/12 of .05% for each

percentage point in excess of two (2), rounded to the nearer point (the higher point if exactly one-half a point), that the investment performance of the Fund for the performance period then ended exceeds the percentage change in the investment record of the Index for such performance period (subject to a maximum of twelve (12) percentage points).  If, however, the investment performance of the Fund for such performance period shall be exceeded by the percentage change in the investment record of the

Index for such performance period, then such Basic Fee shall be decreased at the rate of 1/12 of .05% for each percentage point in excess of two (2), rounded to the nearer point (the higher point if exactly one-half a point), that the percentage change in the investment record of the Index exceeds the investment

performance of the Fund for such performance period (subject to a maximum of twelve (12) percentage points).



               The maximum increase or decrease in the Basic Fee

for any month may not exceed 1/12 of .5%; the maximum monthly fee, as adjusted, may not exceed 1/12 of 1.5%; and the minimum monthly fee, as adjusted, may not be less than 1/12 of .5%  The

Fund shall pay such Basic Fee, as so adjusted, to the Adviser at the end of each performance period.



               (2)  The Advisor shall, for the year ending

December 31, 1997, defer collection of any portion of the Basic

Fee accrued in excess of .5% until January 1998.

               (3)  Notwithstanding the preceding provisions of

this subparagraph (a) to the contrary, for each of the eighteen

(18) months ending June 30, 1998, the Basic Fee, as so adjusted,

shall be reduced if and to the extent necessary so that such fee does not exceed the fee that would have been payable to the

Adviser for such month under the Investment Advisory Agreement dated as of December 14, 1993 (the "Prior Agreement") by and between the Fund and the Adviser.

          (b)       The investment performance of the Fund for any period

shall be expressed as a percentage of the Fund's net asset value per share of Common Stock at the beginning of such period and shall mean and be the sum of: (i) the change in the Fund's net asset value per share of Common Stock during such period;

(ii) the value of the Fund's cash distributions per share of Common

Stock accumulated to the end of such period; and (iii) the value of capital gains taxes per share of Common Stock paid or payable on undistributed realized long-term capital gains accumulated to the end of such period.  For this purpose, the value of

distributions per share of Common Stock of realized capital

gains, of dividends per share of Common Stock paid from

investment income and the capital gains taxes per share of Common

Stock paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the net asset value per share of Common Stock in effect at the close of business on the record date for the payment of such

distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distribution,

dividends and taxes.  Notwithstanding any provisions of this subparagraph (b) or of the other subparagraphs of Paragraph 4 hereof to the contrary, the investment performance of the Fund for any period shall not include, and there shall be excluded from the change in the Fund's net asset value per share of Common

Stock during such period and the value of the Fund's cash

distributions per share of Common Stock accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the Fund for such period computed as set forth in the preceding two sentences and resulting from the Fund's issuance, sale or repurchase of any shares of any class of the capital stock or any other securities of the Fund.

(c)
     The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such

period, shall mean and be the sum of (i) the change in the level of the Index during such period; and (ii) the value, computed consistently with the Index, of cash distributions made by

companies whose securities comprise the Index accumulated to the end of such period.  For this purpose, cash distributions on the securities which comprise the Index shall be treated as

reinvested in the Index at the end of each calendar month

following the payment of the dividend.

(d)       Any calculation of the investment performance of the

Fund and the investment record of the Index shall be in

accordance with any then applicable rules of the Securities and

Exchange Commission.

(e)       In the event of any termination of this Agreement, the

fee provided for in this Paragraph 4 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the

number of days elapsed in the current period as a percentage of the total number of days in such period.

     5.        Excess Brokerage Commissions.  The Adviser is hereby

authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its over-all

responsibilities with respect to the Fund and its other accounts.



6.        Limitations on the Employment of the Adviser.  The

services of the Adviser to the Fund shall not be deemed

exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature.  So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment

adviser to the Fund, subject to the Adviser's right to enter into sub-advisory agreements.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or directly by the Board of Directors of the Fund, or any committee thereof, unless such action has been caused by the Adviser's gross negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

7.        Responsibility of Dual Directors, Officers and/or

Employees.  If any person who is a director, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such director, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer and/or employee of the Adviser or under the control or direction of the Adviser,

although paid by the Adviser.

8.        Protection of the Adviser.  The Adviser shall not be

liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, and the Fund shall indemnify the

Adviser and hold it harmless from and against all damages,

liabilities, costs and expenses (including reasonable attorneys'

fees and amounts reasonably paid in settlement) incurred by the

Adviser in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action

actually or allegedly taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or

obligations under this Agreement or otherwise as an investment adviser of the Fund.  Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Adviser against or entitle or be deemed to entitle the Adviser to indemnification in respect of, any liability to the Fund or its security holders to which the Adviser would otherwise be subject by reason of willful

misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties and obligations under this Agreement.

          Determinations of whether and the extent to which the

Adviser is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Adviser was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of such

misconduct by (i) the vote of a majority of a quorum of the

directors of the Fund who are neither "interested persons" of the

Fund (as defined in Section 2(a)(19) of the Investment Company

Act of 1940) nor parties to the action, suit or other proceeding or (ii) an independent legal counsel in a written opinion.



     9.        Effectiveness, Duration and Termination of Agreement.

The Prior Agreement (other than the provisions of Paragraph 8 thereof, which shall remain in full force and effect) shall

terminate at the close of business on December 31, 1996.  This

Agreement shall become effective on January 1, 1997, and shall remain in effect until April 30, 1998 and thereafter shall

continue automatically for successive annual periods from May 1 to April 30, provided that such continuance is specifically

approved at least annually by (a) the vote of the Fund's

directors, including a majority of such directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act of

1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (b) the vote of a majority of the outstanding voting securities of the Fund and the vote of the Fund's directors, including a majority of such

directors who are not parties to this Agreement or "interested persons" (as so defined) of any such party.  This Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days' written notice by the vote of a majority of the outstanding voting securities of the Fund or by the vote of a majority of the Fund's directors or by the Adviser, and will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the

Investment Company Act of 1940); provided, however, that the provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any such termination.



     10.        Name.  The Fund may, so long as this Agreement

remains in effect, use "Royce" as part of its name.  The Adviser may, upon termination of this Agreement, require the Fund to refrain from using the name "Royce" in any form or combination in its name or in its business, and the Fund shall, as soon as

practicable following its receipt of any such request from the

Adviser, so refrain from using such name.

     11.



     Notices.  Any notice under this Agreement shall be

given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.



     IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be duly executed the day and year first above

written.



                         ROYCE MICRO-CAP TRUST, INC.


                         By:________________________________


                         QUEST ADVISORY CORP.


                         By:________________________________

PROXY             ROYCE MICRO-CAP TRUST, INC.               PROXY
                  1414 Avenue of the Americas
                      New York, NY  10019
  This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Charles M. Royce and John E. Denneen, or either of them acting in the absence of the other, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of the Fund held of record by the undersigned on November 5, 1996, at the Special Meeting of Stockholders to be held on December 3, 1996, or at any adjournment thereof.

PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY  IN
ENCLOSED ENVELOPE.

Please sign exactly as name appears on other side. When shares are hold by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

RYVMC
X PLEASE MARK VOTES
    AS IN THIS EXAMPLE

 ROYCE MICRO-CAP
      TRUST, INC.

                                     For Against        Abstain
1.  APPROVAL OF NEW INVESTMENT
    ADVISORY AGREEMENT.

2.  THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
    BUSINESS AS MAY COME BEFORE THE MEETING.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposal 1.




       Please  be  sure  to  sign  and  date  this  Proxy.     Date
Mark box at the right if comments or address changes
                            have been noted on the reverse.

                             RECORD DATE SHARES:
       Shareholder sign here      Co-owner sign here

                                   October 9, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                              Re:  Royce Micro-Cap Trust, Inc.
                                   File No. 811-8030


Ladies and Gentlemen:

      Enclosed herewith for filing pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended, are a letter to stockholders, the Notice of Meeting and Preliminary Proxy Statement (including exhibit) and form of proxy, to be sent to stockholders of Royce Micro-Cap Trust, Inc. (the "Fund") in connection with the Fund's Special Meeting scheduled to be held on December 3, 1996. The applicable $125 filing fee was previously sent to Mellon Bank for this Fund's account.

      The Proxy Statement seeks stockholder approval of a new Investment Advisory Agreement (the "Agreement") between the Fund and Quest Advisory Corp. In reviewing the enclosed preliminary proxy material, please note that the period over which net assets are averaged for computing the asset base on which the fee will be charged will temporarily differ from the period over which performance is measured to determine the percentage of the fee which will be added to, or subtracted from, Quest's compensation under the Agreement. The periods will differ only for the first thirty-six months of the new Agreement since the asset base will, as with the present agreement, be measured using a rolling thirty-six month period, while the performance of both the Russell 2000 and the Fund will be measured starting from January 1, 1997 for a rolling period that will build to thirty-six months. Since the Fund's assets have grown since its inception, the use of the rolling thirty-six month period to measure the Fund's asset base will result in lower fees than would restarting the asset base at January 1, 1997. For this reason, the Fund's directors and Quest decided not to follow the guidance on this question set forth in Investment Company Act Release No. 7113.

October 9, 1996
Page 2





      The Fund expects to mail its definitive proxy materials to stockholders promptly after the November 5, 1996 record date for the Meeting.

      If you have any questions or comments with respect to the enclosed materials, please contact the undersigned at (212) 508-
4578.


                                   Sincerely,



                                   John E. Denneen
                                   Secretary















JED:fm
L:\Common\JDENNEEN\PXYPRELM.LTR
Enclosures